Exhibit 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), by and between Tidewater Inc., a
Delaware corporation (the "Company"), and Larry T. Rigdon (the "Employee"), is effective on
October 16, 2017.

RECITALS

WHEREAS, the Employee currently serves as a non-executive member of the Company's Board of Directors (the "Board");

WHEREAS, the Company and the Employee desire to provide continuity and leadership during and in connection with the Company's recruitment and hiring  of a new President and Chief Executive Officer ("CEO"); and

WHEREAS, accordingly, the Company desires that the Employee serve as its President and CEO on an interim basis.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Employee and the Company hereby agree as follows:

1 .Employment as President and CEO.

(a)Positions and Term. The Employee shall serve as a full-time, at-will employee, i n the positions of President and CEO, and shall be the Company's principal executive officer,

until the earliest of (i) the date upon which a successor President and CEO is appointed by the Board, (ii) the Employee's death, (iii) a termination by the Company for any reason or no reason, and (iv) a resignation by the employee upon no less than sixty (60) days' prior written notice to the Chairman of the Board (the "Term"). Upon the termination of the Term, the Employee's employment shall terminate and the Employee shall no longer have any responsibilities as the Company's principal executive officer, any responsibility to sign the Company's financial documents including but not limited to quarterly or annual reports, or any other authority or responsibilities as an officer or employee of the Company.

(b)Duties. During the Term, the Employee shall report to the Board and shall do and perform all reasonable services, acts, or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of principal executive officer, consistent with the bylaws of the Company and as required by the Board. During the Term, the Employee shall devote the Employee's full business energies, interest, abilities, and productive time to the proper and efficient performance of the Employee's duties under this Agreement, and the Employee shall not, without the prior written consent of the Board or as otherwise set forth on Annex A, render to others services of any kind for compensation , or engage in any other business activity that would materially interfere with the performance of the Employee's duties under this Agreement. The Board agrees to promptly appoint a committee tasked with the search, identification, and hiring of a longer-term President, CEO, and principal executive officer of the Company, as well as to engage an executive search firm to assist with the foregoing.

(c)Principal Place of Employment. The Employee shall perform services pursuant to this Agreement at the Company's headquarters in Houston, Texas; provided, however, that the

(a)

Employee may from time to time be required to travel temporarily to other locations in connection with the Company's business.

(a)Board Membership. This Agreement shall not affect the Employee's status as a member of the Board; provided that during the Term the Employee shall not receive any additional compensation for services as a member of the Board. Notwithstanding the foregoing, the Employee hereby resigns from the Audit Committee of the Board, effective immediately prior to his appointment as President and CEO. Subject to any delay that may be required by applicable New York Stock Exchange and Securities and Exchange Commission rules, the Employee shall be restored to such position once his tenure as President and CEO ends.

2.Compensation.

(a)Base Salary. During the Term, the Company shall pay the Employee a base salary at an annual rate of $240,000 (the "Base Salary"), payable in accordance with Company policy and payroll practices.

(b)Cash Bonus Opportunity. The Employee shall be eligible to participate in the Company's short-term incentive program for each year during the Term, with a target annual cash bonus opportunity equal to $600,000, prorated for partial years. The specific targets and metrics to be included in the Employee's short-term incentive shall be mutually agreed between the Board and the Employee.

(c)Equity Award. On or promptly following the date hereof, the Company shall grant to the Employee an award of restricted stock units (the "RSUs") pursuant to the Company's 2017 Stock Incentive Plan (the "Plan") and an award agreement that is substantially similar to the Company's standard form of Incentive Agreement for the Grant of Restricted Stock Units under the Plan; provided, that the RSUs shall vest in four (4) substantially equal quarterly installments commencing on the date of grant, subject to the Employee's continued employment with the Company through the vesting date. The number of RSUs to be granted shall equal the quotient derived by dividing $360,000 by the closing sale price for a share of the Company's common stock, $0.001 par value per share, on the New York Stock Exchange on the date of grant.

(d)	Employee Benefits. During the Term, the Employee shall be entitled to participate in the benefit plans and programs that are provided by the Company from time to time for its senior executives generally, subject to the terms and conditions of such plans and  programs.

(e)Business Expenses. During the Term, the Company shall promptly reimburse the Employee for the Employee's reasonable and necessary business expenses in accordance with its then-prevailing policies and procedures for expense reimbursement as approved by the Board (which shall include appropriate itemization and substantiation of expenses incurred).

(f)Withholding. All amounts payable to employee in respect of his service to the Company during the Term shall be subject to reduction for tax and other withholding obligations.

3.Indemnification. The Employee shall be indemnified and held harmless (without duplication) by the Company to the fullest extent permitted under applicable law and the Company's bylaws (and any other applicable constitutive document) from and against any liabilities, costs, claims, and expenses (including attorneys' fees) incurred by the Employee i n the event that the Employee is made a party to any action, suit, or proceeding by reason of his being

2.

or having been a director, officer, or employee of the Company or any of its subsidiaries (other than any action, suit, or proceeding arising under or relating to this Agreement). Costs and expenses incurred by the Employee in defense of such action, suit, or proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid i n advance if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company hereunder. During the Term and for a period of six (6) years thereafter, the Employee shall be entitled to directors' and officers' liability insurance coverage that is no less favorable to the Employee than the coverage that is then provided to other current or former executive officers of the Company.

4.

Payments Upon Termination. Upon termination of the Term for any reason, the Employee shall be entitled to payment of any accrued but unpaid Base Salary for services performed hereunder through the last day of the Term. In addition, if the Term is terminated prior to October 15, 2018 (including in connection with the Company's appointment of a successor longer-term President, CEO, and principal executive officer), unless such termination is by the Company for Cause (as defined below), is due to a voluntary resignation, or is due to the Employee's death or permanent disability, the Employee shall be entitled to (i) an amount equal to the Base Salary that would have been paid to the Employee pursuant to Section 2(a) above for the time remaining between the termination of the Term and October 15, 2018, which amount shall be paid i n a lump-sum cash payment within thirty (30) days following such termination, and

(ii) accelerated vesting of all then-unvested RSUs as of the last day of the Term. Any amounts and benefits under this Section 4 shall be the sole amounts to which the Employee shall be entitled to upon termination of the Term i n respect of his service as President and CEO. As used herein, "Cause" shall mean the occurrence of any of the following, as determined in the sole discretion of the Board: (a) the willful and continued failure of the Employee to substantially perform his duties with the Company (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Employee by the Board that (i) specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties and (ii) provides the Employee with (I ) an opportunity to discuss the alleged conduct with the Board, and (2) with respect to conduct that is susceptible of cure (as determined by the Board in its sole discretion), a reasonable opportunity (but in no event more than thirty (30) days) to cure; (b) the willful engaging by the Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (c) the Employee's indictment for, conviction of, or guilty or no contest plea to, a felony or any crime involving dishonesty; or (d) the Employee's willful misappropriation of Company funds, or any other willful act of personal dishonesty that is a material violation of the Company's policies. For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the written instructions of a senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company .

5.Successors and Assigns. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

6.

Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

7.Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Employee and the Company regarding the Employee's service as President and CEO. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Employee and the Company relating to the subject matter of this Agreement. Any changes or amendments of this Agreement can be made only in a writing signed by the parties hereto.

8.Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed in accordance with the laws of the State of Louisiana, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof will be brought exclusively i n the federal and state courts located i n New Orleans, Louisiana. By execution of this Agreement, the parties are waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

TIDEWATER INC.

     /s/ Thomas R. Bates Jr.

By: Thomas R. Bates Jr. Title: Chairman of the Board

EMPLOYEE

/s/ Larry T. Rigdon

    Larry T. Rigdon

October 16, 2017

DATE

ANNEX A

Other Permitted Activities

Membership on the Board of Professional Rental Tools, LLC